Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DIAMOND-ORION HOLDCO, INC.

February 9, 2016

Diamond-Orion HoldCo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Diamond-Orion HoldCo, Inc.

2. The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law (“DGCL”), adopted resolutions authorizing an amendment to the Certificate of Incorporation of the Corporation and Article FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

FIRST: The name of the corporation is DowDuPont Inc. (the “Corporation”).

3. This Certificate of Amendment of Certificate of Incorporation of the Corporation was submitted to the stockholders of the Corporation and was duly adopted by the stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Amendment of Certificate of Incorporation as of the date first written above.

By:	/s/ Duncan Stuart
Name:	Duncan Stuart
Title:	Vice President & Secretary

[Certificate of Amendment of Certificate of Incorporation]

By:	/s/ Stacy Fox
Name:	Stacy Fox
Title:	Assistant Secretary

[Certificate of Amendment of Certificate of Incorporation]